UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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DARWIN PROFESSIONAL UNDERWRITERS, INC.

(Name of Registrant as Specified In Its Charter)

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DARWIN PROFESSIONAL UNDERWRITERS, INC.
9 Farm Springs Road, 2nd Floor
Farmington, CT 06032
860-284-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 2, 2008 at 10:00 a.m. E.D.T.

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Darwin Professional Underwriters, Inc. (the “Company”) will be held at The Farmington Marriott Hotel, 15 Farm Springs Road, Farmington, CT 06032 on Friday, May 2, 2008 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect nine (9) directors, each for a one-year term to expire at the 2009 Annual Meeting.

2. To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year 2008.

3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of Common Stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above at the 2008 Annual Meeting and at any adjournment of this meeting.

A listing of those entitled to vote will be available for inspection ten days prior to the meeting at the offices of the Company at the above address. The Board of Directors has fixed the close of business on March 14, 2008 as the record date for the determination of stockholders entitled to receive this Notice and to vote at the 2008 Annual Meeting.

You are cordially invited to be present and to vote at this annual meeting in person. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies may be revoked by written notice to the Secretary of the Company or by voting in person at the 2008 Annual Meeting.

By order of the Board of Directors

Senior Vice President, General Counsel and Secretary

Farmington, Connecticut
April 7, 2008

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on May 2, 2008: The Company’s 2007 annual report to stockholders and proxy statement are available at the “Investor Relations” page of the Company’s internet website, http://investor.darwinpro.com.

DARWIN PROFESSIONAL UNDERWRITERS, INC.
9 Farm Springs Road, 2d Floor
Farmington, CT 06032

PROXY STATEMENT

Annual Meeting of Stockholders
To be held May 2, 2008

Darwin Professional Underwriters, Inc. is referred to as “Darwin,” the “Company” or “we” in this proxy statement. We are providing this proxy statement in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the Company’s outstanding shares of Common Stock (“Common Stock”) entitled to vote at the 2008 Annual Meeting of Stockholders of the Company (the “2008 Annual Meeting”), and at any and all adjournments thereof, for the purposes referred to in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are first being mailed to stockholders on or about April 4, 2008.

The Board has fixed the close of business on March 14, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2008 Annual Meeting. Proposal 1 will require a majority of votes in order to elect a director. Darwin’s bylaws provide that in an uncontested election (i.e., where the number of nominees is the same as the number of directors to be elected), a nominee is elected to the Board if more votes are cast for the nominee than withheld for his or her election. Proposal 2 requires the affirmative vote of at least a majority of those shares present in person or represented by proxy and entitled to vote at the 2008 Annual Meeting. A representative of Computershare Investor Services, LLC, our transfer agent and registrar, will count the votes and will attend the meeting and serve as inspector of election.

On March 14, 2008, 17,079,153 shares of Common Stock were outstanding and entitled to vote. Under the Company’s bylaws, attendance in person or by proxy of stockholders representing a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business. Votes withheld and abstentions will be counted as “present” at the 2008 Annual Meeting for quorum purposes. Votes withheld and abstentions will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed “present” with respect to any matter for which a broker does not have authority to vote.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 14, 2008, the beneficial ownership of Common Stock of certain persons believed by the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership		Percent of Class

Alleghany Corporation 7 Times Square Tower	9,371,096	*	54.9%
New York, NY 10036

*	The shares are beneficially owned directly by Alleghany Insurance Holdings LLC (“AIHL”), a Delaware limited liability company. Alleghany Corporation (“Alleghany”) owns 100% of the equity interest in Alleghany Insurance Holdings LLC. Alleghany is a public company and its shares trade on the New York Stock Exchange (“NYSE”) under the symbol “Y.”

DARWIN CORPORATE GOVERNANCE

Board of Directors

Pursuant to the Company’s Restated Certificate of Incorporation and By-laws, the number of directors is set from time to time by action of a majority of the Board of Directors, provided that the number may not in any event be less than three nor more than fifteen. As of the date of this Proxy Statement, the Board of Directors consists of ten members. Nine of the ten currently serving directors have been nominated by the Board of Directors for election at the 2008 Annual Meeting, each to serve a term of one year, until the 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified. James P. Slattery, currently a director, has announced his retirement from Alleghany, effective as of July 1, 2008, and he has not been nominated for election to Darwin’s Board of Directors.

The Board of Directors held six meetings during 2007. Each director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which he served that were held in 2007 during the period in which he served. There was one regularly scheduled executive session for independent directors in 2007. The Company does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. All directors attended the 2007 Annual Meeting.

Director Independence

The Common Stock trades on the NYSE which regulates certain governance standards of listed issuers. Under NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board of Directors has determined that Dr. Popik and Messrs. Albro, Ben-Zvi, Reider and Yoskowitz had no material relationship with the Company and thus qualified as independent directors of the Company. This determination was based upon the fact that none of such directors had any prior relationship with the Company or any affiliate, other than Mr. Ben-Zvi who was and is a director of RSUI Group, Inc., Employers Direct Insurance Company and Capitol Transamerica Corporation, each a wholly-owned indirect subsidiary of Alleghany. The Board of Directors determined that Mr. Ben-Zvi’s membership on such affiliates’ boards did not affect his status as an independent director of the Company. Thus, of the nine nominees, five have been determined to be independent.

Board Committees

Because Alleghany owns more than 50% of the Company’s voting securities, Darwin is classified as a “controlled company” under Section 303A of the NYSE’s Manual for Listed Companies and qualifies for certain exemptions from the NYSE’s corporate governance provisions. As a “controlled company,” Darwin is not required under the NYSE rules to maintain a nominating/corporate governance committee or a compensation committee comprised of a majority of independent directors. (Notwithstanding the latter exemption, Darwin’s Compensation Committee is in fact comprised of a majority of independent directors.) The Company is required to have an audit committee comprised entirely of independent directors.

Audit Committee:  Pursuant to its charter, the Audit Committee of the Board of Directors (the “Audit Committee”) is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm) and for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board of Directors with respect to the following matters: (i) the audited consolidated annual financial statements of the Company and its subsidiaries, including the Company’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, to be included in the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission (the “SEC”), and whether to recommend such inclusion, (ii) the unaudited consolidated quarterly financial statements of the Company and its subsidiaries, including management’s discussion and analysis thereof, to be included in the Company’s Quarterly Reports on Form 10-Q to the SEC, and whether to recommend such inclusion, (iii) the Company’s policies with respect to risk assessment and risk management, (iv) the adequacy and effectiveness of the Company’s internal controls, disclosure controls and procedures and internal auditors, and (v) the quality and acceptability of the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements.

The Audit Committee also reviews and accepts the independent actuary’s opinions regarding the adequacy of loss reserves of its insurance company subsidiaries. A copy of the Audit Committee Charter is available on the Company’s website at http://investor.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The Audit Committee Report appears on pages 12 and 13 of this Proxy Statement.

The Audit Committee held four meetings in 2007, and its members are Messrs. Albro, Ben-Zvi (Chairman) and Yoskowitz. The Board of Directors has determined that all members of the Committee have the qualifications set forth in the NYSE’s listing standards regarding financial literacy and that each of Messrs. Albro and Ben-Zvi possess the required qualifications with respect to accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board of Directors has also determined that each member of the Audit Committee is independent as defined in the NYSE’s listing standards.

Compensation Committee:  The Compensation Committee of the Board of Directors (the “Compensation Committee”) is charged with reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer (the “CEO”), evaluating the performance of the CEO in light of such goals and objectives, and determining the CEO’s compensation based on such evaluation, after a review of the recommendations of the Committee Chairman. The Compensation Committee is also responsible for reviewing and acting on the CEO’s recommendations concerning compensation adjustments and incentive awards for the other senior officers of the Company. In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board of Directors, and for proposing changes in director compensation to the Board of Directors. The Compensation Committee also administers the Company’s Long-Term Incentive Plan (“LTIP”), the 2006 Stock Incentive Plan (the “2006 Plan”) and the Stock and Unit Plan for Nonemployee Directors (the “Directors Plan”). The Compensation Committee Chairman, Weston M. Hicks, is an officer and director of Alleghany, and he does not qualify as an “outside” director for determining performance goals with respect to “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). (See “Tax Considerations” at page 20.) As a result, the Compensation Committee Charter has delegated decisions related to the administration of the 2006 Plan to a subcommittee comprised of two or more outside directors who are independent and whose decisions with respect to the 2006 Plan are subject to ratification by the Compensation Committee.

During 2007, the Compensation Committee met five times. A copy of the Compensation Committee Charter is available on the Company’s website at http://investor.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The current members of the Compensation Committee are Messrs. Hicks, Reider and Yoskowitz and Dr. Popik. The Board of Directors has determined that three members of the Compensation Committee (Messrs. Reider and Yoskowitz and Dr. Popik) are “independent” as defined in the NYSE’s listing standards.

Finance and Investment Committee.  The Finance and Investment Committee of the Board is charged with reviewing the investment performance and the capital structure of the Company and making periodic reports and recommendations thereon to the Board of Directors. At least quarterly, the Finance and Investment Committee receives and reviews a summary report of the Company’s investment portfolio, investment activity and investment practices. Subject to the requirements of applicable laws and regulations, the Finance and Investment Committee may authorize the investment of the funds of the Company in stocks, bonds and other securities in the name, and on behalf of the Company, and it may authorize the sale, exchange or other disposition of stocks, bonds and other securities on such terms and conditions as it deems appropriate.

The Finance and Investment Committee held four meetings in 2007. A copy of its Charter is available on the Company’s website at http://investor.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The current members of the Finance and Investment Committee are Messrs. Albro (Chair), Hicks and Sennott.

Nominations to the Board of Directors

As noted above, the Company is a “controlled company” under NYSE rules and is therefore not required to maintain a standing nominating committee or a committee performing similar functions. Since the Company became a publicly traded issuer in May 2006, no director candidate has been recommended to the Board of Directors by a Company stockholder. Mr. Yoskowitz, who was appointed to the Board of Directors in January 2007, was recommended by management.

The Board of Directors has not identified specific minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of Darwin’s directors to possess. In this regard, the Board of Directors seeks members with diverse business skills and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board of Directors’ ability to best serve the stockholders’ interests. The Board of Directors does not believe that it should establish term limits. It is the Board of Directors’ policy in selecting nominees for election that no person shall be selected as a nominee for a term that would anticipate his or her serving beyond his or her seventy-second birthday.

The Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. A stockholder may submit a recommendation regarding a proposed director nominee in writing to the Chairman of the Board of Directors at Darwin’s principal executive offices. Any such person recommended by a stockholder will be evaluated in the same manner as persons identified by management or members of the Board of Directors.

Communications with Directors

Interested parties may communicate directly with any individual director, the non-management directors as a group, or the Board of Directors as a whole by mailing such communication to Darwin’s Secretary at the Company’s principal executive offices. Any such communication will remain unopened and delivered to: (a) a specific director, if addressed directly to such director; (b) the Chairman of the Audit Committee, if addressed to the non-management directors as a group; and (c) the Chairman of the Board of Directors, if addressed to the Board as a whole.

Code of Ethics

The Company has adopted a Financial Personnel Code of Ethics for its CEO, its chief financial and accounting officer (the “CFO”), its controller and all Company professionals serving in finance, accounting, treasury or tax roles. It has also put in place a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees and a set of Corporate Governance Guidelines. Copies of each of these documents are available under the “Investor Relations” link on the Company’s website at http://investor.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

The Board has adopted a written Related Party Transaction Policy. Pursuant to this Policy, related party transactions must be approved in advance by the Board, and any continuing related party transaction must be reviewed annually to assure that it remains in the best interests of Darwin. Under this policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or Board, where (a) the aggregate amount involved is expected to exceed $120,000, (b) Darwin or any of its subsidiaries is a participant and (c) any director or officer of Darwin, any Board nominee or any beneficial owner of 5% or more of Common Stock, or any of such person’s immediate family members, has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity. A copy of Darwin’s Related Party Transaction Policy is available under the “Investor Relations” link on the Company’s website at http://investor.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Related Party Transactions

The nominees for election to the Board of Directors include Messrs. Dalrymple and Hicks, who are officers and employees of Alleghany, parent corporation of AIHL, the Company’s majority stockholder. A substantial portion (approximately 15%) of the insurance business produced by the Company is written on policies issued by three insurance companies owned by AIHL (herein, the “Capitol Companies”). In connection with business produced by the Company and written on Capitol Company policies, there is a management service agreement in place under which the Company or its subsidiary provides underwriting, management, administration, claims settlement and reinsurance settlement services in exchange for management fees paid by the Capitol Companies. These fees have been recorded as service fee income by the Company, but they are also recorded as acquisition expense by the Company’s principal insurance company subsidiary, Darwin National Assurance Company (“Darwin National”), as it assumes the business through reinsurance agreements with each of the Capitol Companies. Both the Company’s service fee income and the Darwin National acquisition expense are eliminated in consolidation of the financial statements. The total amount of these fees was $16.2 million, $34.2 million and $38.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Beginning in 2004, Darwin’s consolidated statement of operations reflects fees paid to the Capitol Companies for the use of their policies for the underwriting of certain insurance business. For the years ended December 31, 2007, 2006 and 2005, these fees were $1,286,000, $329,000 and $409,000 respectively. During 2005 and 2006 such fees were calculated as 0.5% of premiums written by Darwin on policies issued by the Capitol Companies. Effective January 1, 2007, the rate increased to 3.0% of premiums written by Darwin on policies issued by the Capitol Companies.

Certain of Darwin’s expenses, primarily its directors and officers liability insurance and its audit fees, are paid directly by Alleghany and then reimbursed by Darwin to Alleghany. Darwin reimbursed Alleghany for expenses of $432,000, $421,000 and $132,000 in connection with these charges during the years ended December 31, 2007, 2006 and 2005, respectively.

Securities Ownership Guidelines

To help align the personal interests of our independent directors with the interests of our stockholders, Darwin has established the following securities ownership guidelines for independent directors. Within five years of the date of election to the Board, each independent director is expected to achieve (and thereafter maintain) ownership of shares of Common Stock (including units acquired under the Directors Plan described below and including restricted shares granted under the Directors Plan in connection with the completion of Darwin’s IPO) having a value equal to at least 200% of the sum of the annual board retainer and committee fees paid to such independent director.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the date of March 14, 2008, the record date for the 2008 Annual Meeting of Stockholders, the beneficial ownership of Common Stock of each director and each executive officer named in the Summary Compensation Table of this Proxy Statement. “Beneficial ownership” is determined in accordance with the rules of the SEC based upon voting or investment power over the securities.

	Amount and Nature of Beneficial Ownership
			Shared Voting Power
	Sole Voting and		and/or Shared			Percent
	Investment Power		Investment Power		Total	of Class

R. Bruce Albro	7,285	(1)	500	(2)	7,785	*
Phillip N. Ben-Zvi	11,729	(3)	—		11,729	*
Christopher K. Dalrymple	0	(4)	—		0	*
Weston M. Hicks	0	(4)	—		0	*
William C. Popik, M.D.	14,898	(5)	—		14,898	*
George M. Reider, Jr.	6,223	(6)	—		6,223	*
John L. Sennott, Jr.	188,674	(7)	—		188,674	1.10
James P. Slattery	0	(4)	—		0	*
Stephen J. Sills	486,233	(8)	285,175	(9)	771,408	4.48
Irving B. Yoskowitz	5,135	(10)	—		5,135	*
David J. Newman	137,541	(11)	5,100	(12)	142,641	*
Paul F. Romano(13)	179,260	(14)	—		179,260	1.04
Mark I. Rosen	135,827	(15)	600	(15)	136,427	*
Directors and Named
Executive Officers as a Class (13 people)	1,172,805		291,375		1,464,180	8.51

*	Less than 1%

(1)	Includes 4,785 share units credited under the Directors Plan.

(2)	Owned by Mr. Albro’s spouse, as to which shares Mr. Albro disclaims beneficial interest.

(3)	Includes 6,529 share units credited under the Directors Plan.

(4)	Messrs. Dalrymple, Hicks and Slattery are officers of Alleghany, the parent company of AIHL, which beneficially owns approximately 55% of the Common Stock.

(5)	Includes 6,548 share units credited under the Directors Plan.

(6)	Includes 3,273 share units credited under the Directors Plan.

(7)	Includes 8,853 shares issuable upon exercise of outstanding options within 60 days.

(8)	Includes 32,485 shares issuable upon exercise of outstanding options within 60 days.

(9)	Includes 281,325 shares held in grantor-retained annuity trusts of which Mr. Sills is sole trustee and sole beneficiary. Also includes 2,800 shares owned by Mr. Sills’ children, as to which shares Mr. Sills disclaims beneficial ownership.

(10)	Includes 4,135 share units credited under the Directors Plan.

(11)	Includes 6,884 shares issuable upon exercise of outstanding options within 60 days.

(12)	Includes 5,100 shares owned by Mr. Newman’s spouse and child, as to which shares Mr. Newman disclaims beneficial ownership.

(13)	Mr. Romano resigned from Darwin effective March 27, 2008.

(14)	Includes 5,189 shares issuable upon exercise of outstanding options within 60 days.

(15)	Includes 14,671 shares issuable upon exercise of outstanding options within 60 days.

(16)	Owned by Mr. Rosen’s son, as to which shares Mr. Rosen disclaims beneficial interest.

No director, officer or affiliate of the Company or record owner of more than five percent of the Company’s Common Stock, or any associate of such person, is a party adverse to the Company or any of its subsidiaries in any material pending legal proceeding or has a material interest adverse to the Company or any of its subsidiaries in any such proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has determined that no person, who at any time during 2007 was a director, officer or beneficial owner of more than ten percent of Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to 2007. Such determination is based solely upon the Company’s review of Forms 3, 4 and 5, and written representations as to required Form 5 filings, which were submitted to it with respect to the year 2007.

PROPOSALS REQUIRING YOUR VOTE

1.  ELECTION OF DIRECTORS

Proxies in the form enclosed with this Proxy Statement which are received from holders of Common Stock will be voted for the election of the nine nominees named below as directors of the Company unless a stockholder indicates otherwise. If any of the nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Director nominees will be elected if the votes cast for such nominee exceed the votes withheld from such nominee’s election.

The following information includes the age, the year in which first elected a director of the Company, the principal current occupation, prior occupation(s) during at least the past five years and other current public company directorships of each nominee for election as director.

Nominees for Election

R. Bruce Albro Age: 65 Director since 2006 Chair: Finance & Inv. Committee Member: Audit Committee	Mr. Albro was Vice President-Portfolio Client Strategy at Gen Re-New England Asset Management from 1999 until his retirement in 2005, where he provided investment portfolio management services for insurance company investment management clients. Prior to joining Gen Re-New England Asset Management, Mr. Albro was Senior Managing Director, Portfolio Management Division Head at CIGNA Investment Management Corp. Mr. Albro also serves as a board member of Ohio Mutual Insurance Group.

Phillip N. Ben-Zvi Age: 65 Director since 2003 Chair: Audit Committee	Mr. Ben-Zvi has performed actuarial and financial consulting services for various insurance companies and financial groups since 2002. Mr. Ben-Zvi was a partner at PricewaterhouseCoopers LLP from 1993 to 2002. Prior to joining PricewaterhouseCoopers LLP, Mr. Ben-Zvi was Senior Vice President of Continental Corp.
Christopher K. Dalrymple Age: 40 Director since 2006	Mr. Dalrymple has been Vice President, Associate General Counsel and Assistant Secretary of Alleghany since December 2004. Mr. Dalrymple began serving as Associate General Counsel and Assistant Secretary of Alleghany in March 2002.

Weston M. Hicks Age: 51 Director since 2003 Chair: Compensation Committee Member: Finance and Investment Committee	Mr. Hicks has been President and Chief Executive Officer of Alleghany since December 2004. From October 2002 through December 2004, Mr. Hicks was Executive Vice President of Alleghany. Mr. Hicks also serves as a board member of Alleghany and of AllianceBernstein Corporation.

William C. Popik, M.D. Age: 62 Director since 2006 Member: Compensation Committee.	Dr. Popik is an independent health care consultant who served as Senior Vice President and Chief Medical Officer of LifeMasters Supported Selfcare, Inc. from February 2007 until January 2008. From October 2005 through February 2007, he had been an independent consultant, and prior to that had served as Chief Medical Officer of Aetna, Inc. from March 2001 to October 2005.

George M. Reider, Jr. Age: 67 Director since 2006 Member: Compensation Committee.	Mr. Reider, a former Connecticut insurance commissioner and National Association of Insurance Commissioners president, has since 2000 served as an insurance-management consultant, as a reinsurance arbitrator, and as a part-time university teacher.

John L. Sennott, Jr. Age: 42 Director since 2003 Member: Finance and Investment Committee	Mr. Sennott has been Senior Vice President, Chief Financial Officer since 2003. Mr. Sennott is a CPA who served as Controller of Executive Risk Inc. from 1998 until its acquisition by The Chubb Corporation in July 1999, and he continued in that position at Executive Risk until 2001. Mr. Sennott was the principal of Beacon Advisors from 2001 to 2003.

Stephen J. Sills Age: 59 Director since 2003	Mr. Sills, a former senior executive with The Chubb Corporation, founded the Company and has been its President and Chief Executive Officer since 2003.

Irving B. Yoskowitz Age: 62 Director since January 2007 Member: Audit Committee; Compensation Committee	Mr. Yoskowitz has been Executive Vice President and General Counsel of Constellation Energy Group since June 2005. Prior to that, he was a Senior Partner of Global Technologies Partners, LLC from 1998 to May 2005 and Senior Counsel with the law firm of Crowell & Moring, LLP in Washington, DC from 2001 to May 2005.

Mr. Yoskowitz is a director of UniStar Nuclear Energy, LLC, a subsidiary of Constellation Energy Group.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE NOMINEES LISTED ABOVE. UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE FOR THE ELECTION OF ALL OF THE NINE NOMINEES LISTED ABOVE.

Compensation of Directors

The information under this heading relates to the compensation expense recognized by the Company with respect to those persons serving as directors of Darwin at any time during 2007 (except for Messrs. Sills and Sennott, whose compensation amounts are reflected in the Summary Compensation Table on page 24).

2007 Director Compensation

	Fees Earned or Paid
Name	in Cash(1)	Stock Awards(2)	Total
	(In dollars)

R. Bruce Albro(3)	47,500	50,033	97,533
Phillip N. Ben-Zvi(4)	40,000	57,317	97,317
Christopher K. Dalrymple(5)	—	—	—
Weston M. Hicks(5)	—	—	—
William C. Popik, M.D(6)	—	68,454	68,545
George C. Reider(7)	32,500	34,224	66,724
John L. Sennott, Jr.(5)	—	—	—
Stephen J. Sills(5)	—	—	—
James P. Slattery(5)	—	—	—
Irving B. Yoskowitz(8)	—	80,889	80,889

(1)	Amounts in this column were paid in cash in May 2007 to non-employee directors who opted to receive 50% of their director’s fee for the 2007 — 2008 year in cash, as permitted under the Directors Plan (see below). The 2007 fee payment covered from May 4, 2007 through the 2008 Annual Meeting. The amount actually earned by each director during the year ended December 31, 2007 was the pro-rated portion (approximately 66%) of the amount shown in the table.

(2)	Each amount in this column includes the amount recognized by the Company under Statement of Financial Accounting Standard No. 123(R) (“SFAS 123R”) with respect to units credited to each independent director under the Directors Plan for 2007. For a discussion of the assumptions used in determining these amounts under SFAS 123R, see Footnote 13, “Share-based Compensation” to the Company’s consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 (the “2007 Financial Statements”), which are included as pages F-1 et. seq., in the Company’s Annual Report on Form 10-K, filed with the SEC on February 29, 2008. The aggregate dollar amount of all awards outstanding at December 31, 2007 under the Directors Plan was $852,476, representing an aggregate 25,270 units and 10,000 restricted shares outstanding at a year-end closing value of $24.17 per share. The aggregate Directors Plan units outstanding by director were: Mr. Albro — 4,785 units; Mr. Ben-Zvi — 6,529 units; Dr. Popik — 6,548 units; Mr. Reider — 3,273; and Mr. Yoskowitz — 4,135 units. In addition, Messrs. Albro and Ben-Zvi and Dr. Popik had each been granted 2,500 restricted shares at the time of the IPO, and each of those grants had a value of $60,425 at December 31, 2007.

(3)	As a member of the Board of Directors and its Audit Committee and chair of the Finance and Investment Committee, Mr. Albro’s annual fee for the year from May 4, 2007 to the 2008 Annual Meeting is $95,000, of which he received half in cash and half in units under the Directors Plan.

(4)	As a member of the Board of Directors and chair of the Audit Committee, Mr. Ben-Zvi’s annual fee for the year from May 4, 2007 to the 2008 Annual Meeting is $80,000, of which he received half in cash and half in Units under the Directors Plan.

(5)	Employees of the Company (Messrs. Sennott and Sills) and of Alleghany (Messrs. Dalrymple, Hicks and Slattery), receive no compensation for their service as directors.

(6)	As a member of the Board of Directors and its Compensation Committee, Dr. Popik’s annual fee for the year from May 4, 2007 to the 2008 Annual Meeting is $65,000, of which he opted to receive the entire amount in units under the Directors Plan.

(7)	As a member of the Board of Directors and its Compensation Committee, Mr. Reider’s annual fee for the year from May 4, 2007 to the 2008 Annual Meeting is $65,000, of which he received half in cash and half in units under the Directors Plan.

(8)	As a member of the Board of Directors and its Audit and Compensation Committees, Mr. Yoskowitz’ annual fee for the year from May 4, 2007 to the 2008 Annual Meeting is $85,000, of which he opted to receive the entire amount in units under the Directors Plan.

Fees Earned or Paid in Cash

Pursuant to the directors fee schedule in effect during 2007 and re-approved for the 2008 — 2009 year, each director who is not employed by Darwin or an affiliate of Darwin receives an annual retainer of $50,000. The Company pays the chair of the Audit Committee an additional $30,000 annual retainer and other members of the Audit Committee an additional $20,000 annual retainer. The chairmen of the Compensation Committee and the Finance and Investment Committee are paid an additional $25,000 annual retainer and other members of these Committees an additional $15,000 annual retainer. The Company also reimburses non-employee directors for reasonable travel expenses incurred in connection with their services as directors. Director fees are paid on an annual basis, with a maximum of 50% of the total fee payable in cash and between 50% and 100% (at each director’s option) payable in units as described below. The first payment of director fees was made upon the closing of the Company’s IPO in May 2006. Since the IPO, the Company’s practice has been to make payment of the cash-portion of director fees as of the first trading day following our Annual Meeting of Stockholders.

Pursuant to the Directors Plan, 50% of all fees (including retainer fees and committee fees) earned by a non-employee director (defined as a director who is not either our employee or an employee of any of our affiliates including Alleghany) are automatically converted into that number of share units equal to the number of shares of Common Stock that could have been purchased with such fees, based upon the closing price of the Common Stock on the next trading day after the Company’s Annual Meeting of Stockholders. In addition to the 50% mandatory conversion, each non-employee director may elect to have up to the full remaining 50% of his fees converted into share units, provided the election is made before the December 31 prior to the year for which the fees are scheduled to be paid. In the case of a new director, such election must be made on the date of his or her election to our Board of Directors. The Directors Plan provides that a maximum of 130,000 shares of Common Stock may be issued thereunder. No shares of Common Stock are actually purchased in connection with the award of share units. A non-employee director will receive distributions in respect of share units upon expiration of five calendar years following the year in which his fees were originally converted into share units, or following termination of his service on our Board of Directors or a “change in control” (as defined in the Directors Plan), if earlier. Each distribution in respect of share units will be made in shares of Common Stock.

Stock Awards and Options

The Directors Plan also provided for a one-time grant of restricted shares of Common Stock having a fair market value of $40,000 (or 2,500 shares, based upon the initial public offering price of $16.00 per share) to each of the five non-employee directors serving on the Board as of the completion of the Company’s IPO in May 2006. Each grant was evidenced by an award agreement providing, among other things, that the restricted stock would be forfeited if the non-employee director resigned from the Board of Directors (other than in connection with a change in control event as defined in the award agreement) prior to the first meeting of the Board of Directors following the anniversary of the date of grant of the restricted stock. These restricted share awards became non-forfeitable for Messrs. Albro, Ben-Zvi and Reider and Dr. Popik on May 4, 2007, at which date the shares had a fair market value of $26.17 each. The pro-rated portion of each such director’s compensation for the period January 1, 2007 through May 4, 2007 was recognized in the Company’s 2007 financial statements and is reflected in the table of director compensation under the column entitled “Stock Awards.” The restricted shares may not be sold, assigned, pledged or transferred to any person until the third anniversary of the date of grant; provided, however, that such transfer restrictions shall no longer apply upon (i) the non-employee director’s death; (ii) the non-employee director’s ceasing to be a member of the Board of Directors for any reason; or (iii) upon a “change in control” (as defined in the Directors Plan).

2. RATIFICATION OF SELECTION OF KPMG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Darwin’s independent registered public accounting firm for the year 2008. Darwin will submit a resolution to stockholders at the 2008 Annual Meeting of Stockholders for ratification of this selection. Ratification by stockholders is not a prerequisite to the Committee’s selection of KPMG LLP as independent registered public accounting firm; however, Darwin believes that such ratification is desirable. If stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of Darwin’s annual financial statements for the years 2007 and 2006, and fees KPMG LLP billed for other services rendered to Darwin for the years ended December 31, 2007 and 2006:

	2007	2006

Audit Fees	$360,000	$310,600
Audit-Related Fees	4,000	487,800
Tax Fees	—	—
All Other Fees	—	—

Total	$364,000	$798,400

The amounts shown for “Audit Fees” represent the aggregate fees for professional services KPMG LLP rendered for the audit of Darwin’s annual financial statements for each of the last two fiscal years. During 2006 and 2007, “Audit Fees” included fees for services rendered in connection with reviews of Darwin’s financial statements included in its Quarterly Reports on Form 10-Q and the services provided in connection with statutory and regulatory filings, as well as professional services KPMG LLP rendered for the audits of the Company’s effectiveness of internal control over financial reporting and management’s assessment of such effectiveness. The amounts shown for “Audit-Related Fees” consisted primarily of services in connection with the Company’s registration statements, issuance of related consents and comfort letters, and due diligence assistance. The Company did not incur any “Tax Fees” for tax compliance and review regarding the accounting treatment of various tax matters, nor Other Fees during 2006 or 2007.

Audit and permissible non-audit services that KPMG LLP may provide to Darwin must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in an amount exceeding $25,000. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of any non-audit service to Darwin is compatible with maintaining the independence of KPMG LLP.

The Board of Directors recommends a vote “FOR” this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect to this resolution. We expect a representative of KPMG LLP to be present at the 2008 Annual Meeting of Stockholders, who will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY.

AUDIT COMMITTEE REPORT

The Audit Committee has met to review and discuss Darwin’s audited financial statements as of December 31, 2007 and for the fiscal year then ended. Our review included Darwin’s specific disclosures under “management’s discussion and analysis of financial condition and results of operation” and under “critical accounting policies,” and we discussed such sections and the audited financial statements with management and KPMG LLP, Darwin’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committee,” as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the audited financial statements as of December 31, 2007 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.

The Audit Committee also received the report of KPMG LLP describing its quality-control procedures and related matters, and KPMG LLP also provided the written disclosures in the letter required by Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether any provision by KPMG LLP of non-audit services to Darwin is compatible with maintaining the independence of KPMG LLP.

Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Darwin’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee also selected KPMG LLP as Darwin’s independent registered public accounting firm for the year 2008, subject to stockholder ratification.

R. Bruce Albro, Phillip N. Ben-Zvi (Chair)
and Irving B. Yoskowitz
Audit Committee of the Board of Directors

3. ALL OTHER MATTERS THAT MAY COME BEFORE THE 2008 ANNUAL
MEETING or ANY ADJOURNMENT THEREOF

As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for the consideration of stockholders at the 2008 Annual Meeting of Stockholders other than those referenced above. As to other business, if any, that may come before the 2008 Annual Meeting of Stockholders, proxies in the enclosed form will be voted in accordance with the judgment of the person or person(s) voting on the proxies.

COMPENSATION MATTERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From March 2003 until February 2005, Mr. Hicks, who chairs the Compensation Committee, served as chairman of the Board of Directors. Mr. Hicks did not receive any compensation for his service as chairman of the Board of Directors and, as President and chief executive officer of Alleghany, does not receive compensation for his service as director of the Company. Aside from Mr. Hicks’ prior service as chairman of our Board of Directors, none of the members of the Compensation Committee and none of our executive officers has had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Darwin’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” appearing in this proxy statement below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Darwin’s Annual Report on Form 10-K for the year-ended December 31, 2007.

Weston M. Hicks (Chair), William C. Popik, M.D.,
George M. Reider, Jr. and Irving B. Yoskowitz
Compensation Committee of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and General Description

The Compensation Committee is composed of four directors, three of whom are “independent” directors in accordance with the NYSE definition. The Compensation Committee Chairman, Weston M. Hicks, is the President and a director of Alleghany and is not independent due to Alleghany’s ownership of a majority of Common Stock.

In this Compensation Discussion and Analysis section, Darwin’s President, Stephen J. Sills, and its four most highly compensated senior vice presidents during 2007 (David J. Newman, Paul F. Romano, Mark I. Rosen and John L. Sennott, Jr.) are referred to collectively as the Named Executive Officers (“NEOs”). (Mr. Romano has resigned from the Company, effective March 27, 2008.) The Compensation Committee directly establishes the President’s total cash and non-cash compensation, although elements of such compensation are subject to terms and conditions set forth in Mr. Sills’ amended and restated employment agreement dated as of November 11, 2005 (see “Material Terms of Named Officers’ Employment Agreements,” page 26). The Compensation Committee also reviews with the President his compensation recommendations relating to the other NEOs. In Mr. Rosen’s case, however, elements of compensation are also subject to terms and conditions set forth in Mr. Rosen’s amended and restated employment agreement, dated as of November 11, 2005.

To be successful Darwin must hire and retain senior managers who are both well-respected and thoroughly experienced in specialty liability insurance. The Company competes with other prominent property-casualty insurers both regionally and nationwide, and its rewards strategy must take account of these larger and better-known entities and the compensation packages they generally offer. Darwin’s executive compensation program includes both cash and non-cash elements. These include base salary and a standard package of welfare benefits such as medical and dental insurance and 401k retirement plan. Also included are a cash-based performance incentive program, a non-salary based LTIP, and equity-based compensation under the 2006 Plan. The Compensation Committee combines these discrete elements to create an overall compensation structure intended to attract and retain qualified management employees. The compensation program is also designed to create financial incentives that support the primary corporate objective of increasing the inherent value of the Common Stock by (a) achieving annual net income which produces an above-average return on equity, as compared to companies within the Standard & Poor’s Property-Casualty Index, while (b) avoiding excessive underwriting risk or above average financial leverage.

Salary:  The Compensation Committee believes that, while its salary levels must remain reasonably competitive, Darwin will not seek to compete for executive talent solely on the basis of cash compensation. Rather, Darwin offers its executives a unique professional opportunity to work in an entrepreneurial environment, where compensation is focused on incentives that help build long-term stockholder value and an ownership mentality. It is the Compensation Committee’s view that, except for cost of living adjustments, regularly scheduled increases in NEOs’ base salaries do not support the Darwin compensation philosophy. Accordingly, the NEOs’ annual salary increase has historically equaled 3.0% of the prior year’s base salary, an approximation of the annual cost-of-living increase.

Performance-based Compensation:  For the reasons discussed below, a significant portion of each NEO’s cash compensation is tied to Darwin’s financial performance. The Performance Incentive Plan awards, LTIP participations and stock incentive awards described below are considered annually at the Compensation Committee meeting during the first quarter of each year, generally in late February. That timing was selected because it affords an opportunity to review prior year financial results, as well as to assess the performance of management for the previous year. In addition, the Compensation Committee believes that awards under an equity-based plan should be made according to a regular and pre-determinable schedule in order to avoid any inference that a grant date has been selected by reason of its proximity to an extraordinary corporate event. The date of the Compensation Committee’s regular February meeting is fixed months in advance by the Board, generally at its regular meeting in August of the preceding year.

Performance Incentive Plan:  Under the Performance Incentive Plan, the annual cash bonus paid to an executive is largely (80%) dependent on the Company’s financial performance and only somewhat (20%) dependent upon an individual NEO’s personal achievement during the year. The Compensation Committee approved the 80% — 20% ratio in 2006 and continued it during 2007 because it believes that at Darwin’s present stage of development, contribution to overall financial performance should be the principal motivating factor for each NEO, with achievement of personal goals being a significant but secondary factor. The amount of the cash payable under the Performance Incentive Plan is calculated as a percentage of salary. Each NEO’s target percentage for 2007 was 50% of his base annual salary, with the Company-performance portion of the award being subject to increase or decrease from the target level, depending on performance against the selected financial metric. For further analysis concerning the factors which affect performance based cash compensation, see pages 16 and 17 below.

Long Term Incentive Plan:  A component of non-salary based incentive compensation is the LTIP for senior management and certain other key employees. For Mr. Sills and Mr. Rosen, the LTIP participations in the profit pool for each Profit Pool Year (as defined in the LTIP) are fixed by virtue of their Employment Agreements at 40% and 15%, respectively. Each February, the Compensation Committee receives LTIP recommendations from Mr. Sills and acts on a list of LTIP participations for the other NEOs and other key personnel eligible for LTIP participation. The Compensation Committee assigns the percentage participations in the profit pool for the Profit Pool Year based on Mr. Sills’ recommendations as to which employees have the most direct impact on Darwin’s underwriting results.

The LTIP provides that the Compensation Committee will allocate 20% of Darwin’s underwriting profit to the LTIP profit pool for each Profit Pool Year. LTIP benefits will be earned only if, and to the extent that, Darwin exceeds a base underwriting profitability level of 5.0% for the Profit Pool Year, i.e. Darwin’s net income, not including investment income, must exceed 5.0% of net premiums earned for the Profit Pool Year. LTIP participants vest in their share of allocated profit pool over a four-year period as follows: 0% at the end of the Profit Pool Year; 25% at the end of the second year, 50% at the end of the third year and 100% at the end of the fourth year commencing with the Profit Pool Year.

LTIP payouts are made following the fourth year (70% of amount due), the fifth year (15%) and the sixth year (15%) after the close of subject Profit Pool Year. The four-year vesting and the six-year payout schedule are designed both to retain the management team over the long-term, and to allow a reasonable period of maturity for claims made under the liability policies Darwin writes. Due to the length of time it typically takes before the actual profitability of a liability insurance policy is finally known, the six-year payout schedule is designed to ensure that payments are made only after sufficient time has elapsed to give the results a high level of credibility.

The LTIP includes an offset feature by which, if any Profit Pool Year produces an underwriting loss, that negative amount is effectively “cured” by netting it against unpaid award(s) that would otherwise be due participants. The offset can be applied against any unpaid Profit Pool Year balance, whether prior or subsequent to the year in question. The Compensation Committee believes this carry-back and carry-forward feature uniquely aligns management’s interests with the interests of other Company stakeholders and provides a strong, tangible incentive for Darwin to perform profitably regardless of the prevailing pricing environment in its industry.

2006 Stock Incentive Plan:  Darwin has historically recognized individual performance of key employees by granting equity-based awards. The 2006 Plan was initiated in May 2006 and approved by stockholders at the 2007 Annual Meeting. At its February 2007 meeting, the Compensation Committee initiated the practice of annual tandem awards under the 2006 Plan, consisting of both restricted stock and stock options. Restricted stock awards vest 50% on each of the third and fourth anniversaries of the grant date. As a right that continues to have value over time, even if the market value of Darwin’s common stock remains flat, a restricted share grant is intended to serve primarily as a retention tool.

Stock options under the 2006 Plan have a ten-year term, so long as the grantee remains employed by Darwin. The options are granted with an exercise price equal to the fair market value of the underlying shares, defined as the median of the high and the low trade values of Common Stock on the NYSE on the grant date. These options vest in 25% increments on the first four anniversary dates of the grant date. Since stock options are valuable only if and to the extent that the Common Stock’s market value rises after the grant date, they are a compensation tool which is intended to leverage Darwin’s future success.

Components of Compensation

Salary:  At its February 2007 meeting, the Compensation Committee performed its annual review of Mr. Sills’ salary. It concluded that, with a 3.0% cost-of-living adjustment, his existing salary was reasonable. In making his compensation recommendations to the Compensation Committee, Mr. Sills followed a similar process with respect to assessing the reasonableness of base salary for Darwin’s other NEOs. In each case, the NEO’s 2007 base salary was established through an adjustment of the prior year’s base salary by 3.0% for a cost of living increase.

Performance Incentive Plan:  The Performance Incentive Plan requires that the Compensation Committee approve annually an overall financial performance metric, which is then used to calculate the total bonus pool which will be available for distribution. The metric, which is approved at the Compensation Committee’s first quarterly meeting in the year for which the award is granted, is to be applied at the first quarterly meeting of the Compensation Committee in the following year to determine whether cash incentives are payable and, if so, what pool of bonus funds is available. The metric set by the Compensation Committee in February 2007 for the 2007 annual performance incentive awards was based upon actual net income for the fiscal year, as compared to the $18.1 million net income projected under Darwin’s 2007 Business Plan, according to the following matrix:

		Projected Total
Target Percentage	Net income	Payout(1)
	(Thousands)	(Thousands)

0%	<$ 17,049	$998
75%	$17,049	$2,138
100%	$18,112	$2,850	(target level)
125%	$19,537	$3,563
150%	$20,962	$4,275

(1)	Total payout based on total projected 2007 payroll.

The percentage figures in the above table relate to target bonus opportunities which are individually established for each Darwin employee. For 2007, the Compensation Committee set the target bonus opportunity for Mr. Sills and each of the other NEOs at 50% of base annual salary. The Company-performance portion (i.e., 80%) of such target opportunity was made subject to increase or decrease according to the schedule above, with a maximum opportunity of one and a half times the target award level. Darwin’s actual net income for 2007 was $32.2 million, or 178% of the 2007 Business Plan amount. Thus, the Company-performance portion of the 2007 awards was established at 150% of target level, and as a result, the maximum award to each NEO was equal to 70% of base annual salary.

The level of NEO cash incentive payment is tied in part to the Company’s achievement of the specified financial metric and in part to individual goals. Adjustments to reflect achievement of individual goals or other considerations can reduce the actual payout. For the reasons discussed above, the Performance Incentive Plan ties each NEO’s annual performance incentive compensation 80% to the Company’s net income objective and 20% to individual performance objectives. Mr. Sills discussed with the Compensation Committee the individual performances of the other NEOs and discussed the level of their cash incentive payouts with the Compensation Committee. The Compensation Committee has discretion to approve or reduce recommended Performance Improvement Plan payouts, but it cannot increase payouts above the amount that has been earned by achievement of the specified Company financial objective.

The majority part (80%) of Mr. Sills’ annual payment under the Performance Incentive Plan for 2007 performance was based upon Darwin’s having 2007 net underwriting income equal to 178% of the Business Plan’s target level. Mr. Sills’ performance with respect to his individual goals for 2007 accounted for the remaining 20% of his 2007 performance incentive payment. These individual goals were an 8.0% growth in Darwin’s book value during the year and achievement of gross premiums written goals for the year, both overall premiums and premiums from i-bind, a business platform for the placement of small and medium sized insurance accounts. Due to Darwin’s having exceeded the maximum result under the net income metric, the Company performance portion of Mr. Sills’ award was increased by 50%, resulting in a maximum payment opportunity under the Performance Incentive Plan of $352,800. Mr. Sills’ actual 2007 award of $325,000 reflected a deduction from the maximum payment, attributable to not meeting the individual goal relating to a gross premiums written target in 2007.

In addition to the Company-wide goal related to 2007 financial performance, each NEO had specific individual performance goals and objectives for 2007, which had been agreed upon with Mr. Sills, as follow:

David J. Newman, as chief underwriting officer, had goals during 2007 related to management and maintaining relationships within the reinsurance markets, supervising the portfolio of insurance risk, and developing rating plans and underwriting guidelines.

Paul F. Romano, as senior vice president in charge of underwriting operations, had goals which pertained to marketing and communications initiatives, business development and distribution management.

Mark I. Rosen is Darwin’s chief legal officer as well as head of the Claims Department; his goals were focused on enhancing the Claims Department infrastructure, staffing and operation, as well as providing compliance and legal support for our underwriting operations.

John L. Sennott, Jr., Darwin’s Chief Financial Officer, had both external goals (including financial reporting and maintaining relationships with stock exchange, rating agencies and the investment and analyst community), as well as internal goals relating to liquidity, acquisition activities and the investment function.

At the February 27, 2008 Compensation Committee meeting, cash awards with respect to the prior year’s performance under the Performance Incentive Plan were approved. These awards were based upon the Company’s net income for 2007 having exceeded 150% of the target award level, as well as upon Mr. Sills’ recommendation with respect to individual achievements of such officers during 2007. Such amounts were as follows: Mr. Newman — $172,990; Mr. Romano — $128,750; Mr. Rosen — 235,200; and Mr. Sennott — $200,000.

LTIP:  The Compensation Committee awarded NEOs percentage interests for the 2007 Profit Pool Year as follows: Mr. Sills was awarded a 40% interest and Mr. Rosen was awarded a 15% interest, each award being made pursuant to such officer’s employment agreement. In addition, Mr. Sennott received a 10% interest, Mr. Newman a 7.5% interest, which equaled the respective shares they had been awarded in prior years and were based upon Compensation Committee determinations that their relative contributions to Darwin remained unchanged during 2007. To reflect his increased contribution to the overall success of the Company’s growth and profitability, Mr. Romano’s interest was increased to 7.5% for the 2007 Profit Pool Year, versus 5.0% in the prior year. Payments on the 2007 Profit Pool Year will be made beginning in 2011, but only if (a) underwriting profitability calculated for the 2007 Profit Pool Year is then in excess of 5% of net premiums earned, and (b) all other then-open Profit Pool Years have positive underwriting profitability levels.

The first LTIP payments were made in March 2007, with respect to the 2003 Profit Pool Year. In March 2008, a second LTIP payment was made, consisting of the initial 2004 Profit Pool payment and a secondary payment for the 2003 Profit Pool Year. The table below shows amounts to be paid to the NEOs in March 2008, based upon the net underwriting results for the open Profit Pool Years as of December 31, 2007, as well as the amounts accrued for open Profit Pool Years at such date:

	LTIP Payment	LTIP Payment for	Accrued LTIP Payments
	for 2004 Profit	2003 Profit Pool	for All Open Profit Pool
Executive Officer	Pool Year	Year	Years

Stephen J. Sills	$780,145	$287,969	$3,619,134
David J. Newman	146,277	53,994	678,588
Paul F. Romano	97,518	35,996	463,366
Mark I. Rosen	292,554	107,988	1,357,175
John L. Sennott, Jr.	195,036	71,992	904,783

2006 Stock Incentive Plan:  The Company’s objective to align management and stockholder interests have led the Compensation Committee to conclude that a significant portion of compensation should be in the form of regular annual awards under an equity-based incentive program. The Compensation Committee adopted in February 2007 management’s recommendation that such annual equity awards be comprised one-half (measured by grant date market value) of restricted stock and one-half (measured by Black-Scholes value) of stock options.

The Compensation Committee then authorized a program for the granting of restricted stock and stock options with a total grant date value, the details of which are set out below.

Restricted Stock:  Historically, the primary form of Darwin’s equity-based compensation has consisted of restricted stock awards, a significant number of which were granted to NEOs and others as the Company was being organized in 2003. Restricted stock awards have an advantage over other forms of equity-based compensation, in that they provide a motivating form of incentive compensation which permits fewer shares to be issued than is the case when stock options are awarded, thereby reducing potential dilution. Restricted stock awards are “time-based,” and they will usually vest over a four-year period, with 0% vesting on the first and second anniversaries of the grant date, 50% vesting on the third anniversary and all remaining shares vesting on the fourth anniversary of the grant. Each recipient must be employed on the vesting date to be entitled to receive the portion of the restricted stock vesting on such date.

Stock Options:  All stock options granted under the 2006 Plan have an exercise price equal to the median of the high and low prices of Darwin common stock on the NYSE on the date of grant, which is deemed to be grant date fair market value. All stock option awards granted under the 2006 Plan during 2007 become exercisable in 25% increments on the first, second, third and fourth anniversaries of the grant date. As with restricted stock awards, each recipient must be employed on the vesting date to be entitled to receive the portion of the stock option award vesting on such date.

At its meeting in February 2007, the Compensation Committee approved a guideline under the 2006 Plan for granting equity-based compensation to key management and employees. We considered again the fact that, in order for the Company to achieve its goals, meaningful portions of key employee compensation should be paid in equity, which helps to focus such employees on long-term returns and to serve as a retention tool. Additionally, the Compensation Committee determined that such awards should be graded so that those employees whose performance is most critical to the Company’s success receive the highest allocation of equity compensation. Therefore, only certain levels of the organization would be eligible to receive an equity award. Lastly, a key consideration in equity based awards should be a focus on merit-based rewards; thus, not everyone who is qualified for an award based on title will receive the same amount, or be entitled to an award based only on title.

In consideration of the foregoing objectives, the Compensation Committee adopted the following as a guideline for the annual granting of equity-based awards, with the determination of the award within the range based on an employee’s personal performance during the prior year. The guidelines also give the Compensation Committee discretion not to make any award to an eligible employee based on his or her performance during the year.

Performance Scale
(percentage of preceding year’s base salary)

Title	Threshold	Target	High

President	50%	60%	70%
Senior Management	30%	50%	60%
Business Unit Leads	20%	30%	40%
Corporate Management	10%	20%	30%
Other Key Employees	5%	10%	15%

Any award would be made in tandem, one-half in restricted stock and one-half in stock options. The number of restricted shares granted is determined by taking one-half of the total dollar value awarded and dividing by the high and the low trade values of the Common Stock on the date on which the award is granted. The number of options granted is determined by taking one-half of the total dollar value awarded and dividing by the Black-Scholes value of an option, determined utilizing valuation factors (volatility, risk-free rate and probable duration of option) presented to and approved by the Compensation Committee (or subcommittee of independent members) on the date the options are awarded.

As noted above, in general the Compensation Committee makes equity-based compensation awards at its first regular meeting of the fiscal year, normally in late February. Such equity-based awards were made on February 27, 2008 for the 2007 year. The timing was selected because it affords an opportunity to review the prior year financial results as well as to assess the performance of management for the previous year. Additionally the Compensation Committee believes that awards under and equity-based plan should be made according to a regular and pre-determinable schedule in order to avoid any inference that a grant date has been selected by reason of its proximity to an extraordinary corporate event. The Compensation Committee’s meeting schedule for 2008 was determined in August 2007, and the proximity of any awards to significant announcements or other market events is coincidental.

In February 2008 a special subcommittee of independent directors was formed for the purpose of making decisions relating to awards under the 2006 Plan, subject to Compensation Committee ratification (see “Board Committees — Compensation Committee,” page 4 above). Following action by the a special subcommittee, the full Compensation Committee approved an equity-based award to Mr. Sills at the “high” level of his award range, based on its assessment of Darwin’s financial results for 2007, relative to prior years, and its assessment of Mr. Sills’ contribution to such financial success. The special subcommittee also recommended to the full Compensation Committee the grant of equity-based awards at the “high” level of their award range, which the Compensation Committee approved. The following table sets forth for each NEO information with respect to the equity-based compensation awards made on February 27, 2008 with respect to fiscal year 2007:

	Total Dollar			Stock
	Value of	Percentage of	Restricted	Options
	Equity Based	2007 Base	Stock	At $22.56
Named Executive Officer	Award	Salary(1)	(in Shares)(2)	per Share(3)

Stephen J. Sills	$352,823	70%	7,820	23,335
David J. Newman	148,260	60%	3,286	9,806
Paul F. Romano	159,135	60%	3,527	10,525
Mark I. Rosen	201,608	60%	4,468	13,334
John L. Sennott	159,135	60%	3,527	10,525

(1)	The percentages of 2007 base salary were selected by the Compensation Committee for purposes of internal relativity, with the intent that greater impact on the Company’s financial and business success be reflected by a higher percentage.

(2)	Under the 2006 Plan, the fair market value of the restricted stock is established as the mean of the high and low trade values of the Company’s Common Stock on the NYSE on the date of grant. For February 27, 2008, the mean of such values was $22.56 per share.

(3)	The specially constituted subcommittee of the Compensation Committee established $7.56 per share as the fair market value for the stock options using the Black-Scholes valuation model. The Black-Scholes model yielded a value of $7.56 per share, based on the following parameters: $22.56 per share current fair market value of the Common Stock, based on the mean of the high and low trades on the NYSE on the grant date; 6.25 years as the expected duration of the option contract; 3.165% as the risk-free rate; and 26.4% as the volatility factor.

Perquisites

The Compensation Committee’s general practice is to not provide perquisites or other personal benefits to NEOs. In 2007, no NEO received more than $10,000 in perquisites or other personal benefits.

Officer Stock Ownership Guidelines

Darwin expects its officers to achieve defined levels of ownership of Common Stock, based upon a multiple of base salary, as follows:

President and Chief Executive Officer	—	5x base salary;
Senior Vice Presidents	—	3x base salary; and
Vice Presidents	—	1x base salary.

We also expect that Darwin’s officers will retain 75 percent of the Common Stock they receive (net of taxes) in respect of Common Stock awards under the 2006 Plan and the predecessor plan, until they achieve the applicable ownership level, and they are expected to maintain such a level thereafter.

Tax Considerations

No deduction is allowed under Section 162(m) of the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include the President and three other most highly compensated executive officers who are in Darwin’s employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation.

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that appropriate consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers. In this regard, all of the amounts identified under the Non-equity Incentive Compensation Plan column of the Summary Compensation Table, as well as stock option awards to the NEOs, are intended to qualify as “performance-based compensation” for purposes of Section 162(m).

Employment Agreements

As noted above, Messrs. Sills and Rosen have employment agreements with the Company, each of which was amended in November 2005. Mr. Sills’ agreement had an original expiration date of December 31, 2007; as amended, his agreement now expires as of the third anniversary following the IPO date, or May 19, 2009. Mr. Rosen’s agreement was originally set to expire on July 28, 2007, with an automatic renewal for successive one-year periods unless either party provides notice of non-renewal at least 90 days prior to the expiration date. In February 2007, Mr. Rosen received a supplemental restricted stock and stock option award in consideration of his agreement to defer his retirement and permit the employment agreement to renew for the 2007 — 2008 year. Additional information concerning these employment agreements is provided in “Material Terms of Named Executive Officers Employment Agreements”, see page 26.

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Our senior management and other employees have built Darwin into a successful enterprise, and we believe it is important to protect them in the event of termination under certain circumstances and in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Messrs. Sills and Rosen.  As discussed below, our chief executive, Stephen J. Sills, and chief legal officer, Mark I. Rosen, have employment contracts which provide for certain levels of severance benefits. In addition, the agreements under which the Company’s restricted stock awards, nonqualified stock options and LTIP participations are made contain provisions regarding early termination of employment (see “Change in Control,” below).

Based upon a hypothetical termination date of December 31, 2007, the termination benefits under the employment agreements for Messrs. Sills and Rosen would have been as described in the table below. Amounts in the table do not reflect any “gross up” payment to which either officer would be entitled under the change of control provision of his employment agreement in the event that the benefits payable to him would constitute a “parachute payment”. (See “Material Terms of Named Executive Officers’ Employment Agreements — Common Provisions Affecting Mr. Sills and Mr. Rosen, page 27.)

	Termination by
	Darwin Without
	“Cause” or by
	Employee for “Good			Change of
	Reason”(1)	Death or Disability	Retirement(6)	Control Event

Stephen J. Sills
Base salary	$504,030	$—	—	$—
Cash Bonus @ target	252,015	252,015	—	252,015
LTIP participation(2)	3,619,134	2,029,619	—	3,619,134
Restricted stock award(3)	140,259	140,259		140,259
Stock options(4)	—	354,090	—	354,090
Healthcare (COBRA)	15,134		—	—
TOTAL	$4,530,572	$2,775,983	—	$4,365,498
Mark I. Rosen
Base salary	$336,014	$—	$—	$—
Cash Bonus @ target	168,007	168,007	168,007	168,007
LTIP participation(2)	1,357,175	761,108	1,357,175	1,357,175
Restricted stock award(3)	149,564	149,564	149,564	149,564
Stock options(5)	—	132,863	132,863	132,863
Healthcare (COBRA)	11,897	—	11,897	—
TOTAL	$2,022,657	$1,211,542	$1,819,506	$1,808,609

(1)	Neither Mr. Sills nor Mr. Rosen receive a benefit upon termination of employment by Darwin for “cause” or by either of them without “good reason.” “Cause” is deemed to exist where the individual has committed gross misconduct, been convicted of a felony or willfully failed to implement a reasonable directive of the Board of Directors. “Good reason” will exist where the employee’s position or compensation has been decreased (other than as part of a Company-wide compensation reduction) or where the employee has been required to relocate more than twenty-five miles from the Company’s current location.

(2)	Represents accelerated vesting of LTIP benefits, but payouts in installments under the LTIP during the fourth, fifth and sixth years following each Profit Pool Year.

(3)	Represents fair market value of $24.17 per share of unvested restricted stock at December 31, 2007 (computed as the median of the high and low trades of Common Stock on the NYSE).

(4)	Stock options vest under change of control provisions in the respective stock option agreements. For Mr. Sills, the value shown is the aggregate of 43,340 unvested options granted in May 2006 at a year-end value of $8.17 per share (the excess of $24.17 per share market value at 12/31/2007 above the exercise price of $16.00 per share). No value is included with respect to options granted in February 2007, which had an exercise price of $25.30 per share, or $1.13 higher than the 2007 year-end market value.

(5)	Stock options vest under change of control provisions in the respective stock option agreements. For Mr. Rosen, the value is the aggregate of 16,262 unvested options granted in May 2006 at a 2007 year-end value of $8.17 per share, calculated in the same manner as for Mr. Sills (see note (4) above). No value is included with respect to options granted in February 2007, which had an exercise price of $25.30 per share, or $1.13 higher than the 2007 year-end market value.

(6)	Under his Employment Agreement, Mr. Sills was not eligible to terminate by reason of retirement as of December 31, 2007. Mr. Rosen’s Employment Agreement permitted him to retire with certain benefits commencing on July 28, 2007.

Other NEOs.  There is no Company-wide severance plan providing a benefit in the event of termination without cause. Also, Darwin does not maintain a defined benefit retirement plan, and any. retirement benefits will be available only in accordance with the standard defined contribution (401(k)) plan under which Darwin matched employee contributions up to a maximum of $15,500 per employee during 2007. Darwin does not offer a supplemental retirement plan. In addition to the defined contribution benefit, both the LTIP and the agreements governing our stock option and restricted share grants provide for accelerated vesting in the event of a grantee’s retirement.

The table below provides information regarding the amounts that each NEO other than Messrs. Sills and Rosen would be eligible to receive as a result of a change of control or a termination of employment other than for cause, as if such termination of employment occurred on December 31, 2007.

	Termination by
	Darwin Without			Change of
	“Cause”	Death or Disability	Retirement(1)	Control Event

David J. Newman
Base salary	$—	$—	$—	$—
Cash Bonus for 2007 @ target	—	—	—	—
LTIP participation(2)	678,588	380,553	—	678,588
Restricted stock award(3)	57,307	57,307	—	57,307
Stock options(4)	66,379	66,379	—	66,379
TOTAL	$802,274	$504,239	—	$802,274
Paul F. Romano
Base salary	$—	$—	—	$—
Cash Bonus for 2007 @ target	—	—	—	—
LTIP participation(2)	463,366	253,703	—	463,366
Restricted stock award(3)	1,058,501	1,058,501	—	1,058,501
Stock options(5)	44,290	44,290	—	44,290
TOTAL	$1,566,157	$1,356,494	—	$1,566,157
John L. Sennott, Jr.
Base salary	$—	$—	$—	$—
Cash Bonus for 2007 @ target	—	—	—	—
LTIP participation(2)	904,783	507,404	—	904,783
Restricted stock award(3)	61,488	61,488	—	61,488
Stock options(6)	89,200	89,200	—	89,200
TOTAL	$1,055,471	$658,092	—	$1,055,471

(1)	Darwin does not offer a retirement plan and no NEO was eligible at 12/31/07 for retirement as defined in the LTIP.

(2)	Represents accelerated vesting of LTIP benefits, but payouts in installments under the LTIP during the fourth, fifth and sixth years following each Profit Pool Year.

(3)	Represents fair market value of $24.17 per share of unvested restricted stock at December 31, 2007 (computed as the mean of the high and low trades of Common Stock on the NYSE).

(4)	Represents the aggregate value shown of 8,125 unvested May 2006 options, at a year-end value of $8.17 per share (the excess of $24.17 per share market value at 12/31/2007 above the exercise price of $16.00 per share). No value is included with respect to options granted in February 2007, which had an exercise price of $25.30 per share, or $1.13 higher than the year-end market value.

(5)	Represents the aggregate value shown of 5,421 unvested May 2006 options, at a year-end value of $8.17 per share (the excess of $24.17 per share market value at 12/31/2007 above the exercise price of $16.00 per share). No value is included with respect to options granted in February 2007, which had an exercise price of $25.30 per share, or $1.13 higher than the year-end market value.

(6)	Represents the aggregate value shown of 10,918 unvested May 2006 options, at a year-end value of $8.17 per share (the excess of $24.17 per share market value at 12/31/2007 above the exercise price of $16.00 per share). No value is included with respect to options granted in February 2007, which had an exercise price of $25.30 per share, or $1.13 higher than the year-end market value.

EXECUTIVE COMPENSATION

The information in this Section relates to the compensation Darwin paid to NEOs with respect to calendar year 2007 and 2006, as indicated.

SUMMARY COMPENSATION TABLE

					Non-equity
				Option	Incentive Plan	All Other
			Stock	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary	Awards(1)	(2)	(3)	(4)		Total
	(All amounts in dollars)

Stephen J. Sills,	2007	504,030	26,668	99,273	1,393,113	9,000		2,032,084
President and Chief Executive Officer	2006	489,350	—	59,378	398,656	8,800		956,184
David J. Newman,	2007	247,100	10,896	24,507	373,261	9,000		664,764
Senior V.P. — Chief Underwriter	2006	239,900	—	11,131	148,821	8,800		408,652
Paul F. Romano,	2007	265,225	231,691	20,775	293,514	9,000		820,205
Senior V.P. — Underwriting(5)	2006	257,500	136,219	7,427	147,998	188,937	(6)	738,081
Mark I. Rosen	2007	336,014	28,438	55,681	635,742	9,000		1,064,875
Senior V.P. , Secretary and General Counsel	2006	326,227	—	22,280	220,858	8,800		578,165
John L. Sennott, Jr.	2007	265,225	11,691	29,983	467,028	9,000		782,927
Senior V.P. and Chief Financial Officer	2006	257,500	—	14,958	167,245	8,800		448,503

(1)	Represents the dollar amount recognized for financial statement reporting purposes computed by the Company in accordance with FAS 123R for expense relating to the restricted stock awards granted effective on May 19, 2006 to Mr. Romano and on February 23, 2007 to all NEOs. For a discussion of the assumptions used in calculating this value under FAS 123R, see Footnote 13 “Share-based Compensation” in the Company’s 2007 Consolidated Financial Statements, as filed with the SEC in the Company’s Annual Report on Form 10-K.

(2)	Values in this column represent the dollar amounts recognized for financial statement reporting purposes, computed in accordance with FAS 123R, with respect to the grants effective on May 19, 2006 and February 23, 2007, of nonqualified stock options granted under the Company’s 2006 Plan. For a discussion of the assumptions used in calculating this value under FAS 123R, see Footnote 13 “Share-based Compensation” in the Company’s 2007 Consolidated Financial Statements, as filed with the SEC in the Company’s Annual Report on Form 10-K.

(3)	Values in this column for 2007 represent the aggregate amounts of annual cash incentive compensation and LTIP payments for the 2003 and 2004 Profit Pool Years, which were paid to participants in March 2008. Values for 2006 represent aggregate amounts of annual cash incentive compensation and LTIP payment for the 2003 Profit Pool Year, which were paid to participants in March 2007.

(4)	Except as discussed in footnote (5) below, values in this column represent Company matching contributions to each officer’s retirement account under the Company’s 401(k) defined contribution retirement plan.

(5)	Mr. Romano resigned from Darwin, effective March 27, 2008.

(6)	Represents a one-time tax equalization cash payment to Mr. Romano, in connection with his May 19, 2006 restricted stock award, plus the Company’s matching contribution ($8,800) to Mr. Romano’s 401(k) account.

Grants of Plan-Based Awards in 2007

						All other	All other		Grant
						Stock	Option		Date
						Awards;	Awards;	Exercise	Fair Value
			Estimated Future Payouts			Number	Number of	or Base	of Stock
			Under 2007 Non-Equity Incentive Plan Awards			of Shares	Securities	Price of	and Option
				Target	Maximum	of Stock	Underlying	Option	Awards
	Grant		Threshhold	(5)	(6)	or Units	Options	Awards	(12)
Name	Date		($)	($)	($)	(#)	(#)	($/sh.)	($)

Stephen J. Sills	2/23/07	(1)				5,803			146,816
	2/23/07	(2)					14,365	$25.30	146,810
	2/23/07	(3)	0	252,015	352,823
	2/23/07	(4)	0	175,586	(7)
David J. Newman	2/23/07	(1)				2,371			59,986
	2/23/07	(2)					5,869	$25.30	59,981
	2/23/07	(3)	0	123,550	172,990
	2/23/07	(4)	0	32,922	(8)
Paul F. Romano	2/23/07	(1)				2,544			64,363
	2/23/07	(2)					6,299	$25.30	64,376
	2/23/07	(3)	0	132,612	185,658
	2/23/07	(4)	0	32,922	(9)
Mark I. Rosen	2/23/07	(1)				6,188			156,556
	2/23/07	(2)					15,319	$25.30	156,560
	2/23/07	(3)	0	168,007	235,200
	2/23/07	(4)	0	65,845	(10)
John L. Sennott, Jr.	2/23/07	(1)				2,544			64,363
	2/23/07	(2)					6,299	$25.30	64,376
	2/23/07	(3)	0	132,612	185,657
	2/23/07	(4)	0	43,896	(11)

(1)	Annual award of restricted stock under the 2006 Plan.

(2)	Annual award of stock options under the 2006 Plan.

(3)	Annual award under the Performance Incentive Plan for 2007. The Target is based on 50% of base annual salary and the Maximum is based on 150% of Target.

(4)	Awards under the LTIP for the 2007 Profit Pool Year.

(5)	The amounts in this column represent current best estimates as to the payments ultimately becoming available commencing in 2011 under the Company’s LTIP with respect to the 2007 Profit Pool Year based on the currently calculated combined ratio for the 2007 Profit Pool Year, which is preliminary.

(6)	Under the Company’s LTIP, no payment is made unless the Company’s combined ratio (losses and loss adjustment expenses, plus general expense, as a percent of premiums earned during the year) for such Profit Pool Year is at least 95% or lower, as calculated after 36 months of loss development. To the extent losses for the 2007 Policy Year develop so as to result in a combined ratio on business written during the 2007 Profit Pool

Year lower than 95%, then the LTIP participants’ aggregate benefit would equal approximately $375,000 for each percentage point by which the actual combined ratio on the business written during the 2007 Profit Pool Year is lower than 95%. Each individual participant’s share of the incremental amounts in described in footnotes below.

(7)	For the reasons stated in footnote (6), no maximum LTIP award is determinable; Mr. Sills would receive approximately $150,000 for each percentage point by which the actual combined ratio on the business written during the 2007 profit pool year ultimately develops to a value lower than 95%.

(8)	For the reasons stated in footnote (6), no maximum LTIP award is determinable; Mr. Newman would receive $28,000 for each percentage point by which the actual combined ratio on the business written during the 2007 profit pool year ultimately develops to a value lower than 95%.

(9)	For the reasons stated in footnote (6), no maximum LTIP award is determinable; Mr. Romano would receive $18,750 for each percentage point by which the actual combined ratio on the business written during the 2007 profit pool year ultimately develops to a value lower than 95%.

(10)	) For the reasons stated in footnote (6), no maximum LTIP award is determinable; Mr. Rosen would receive $56,250 for each percentage point by which the actual combined ratio on the business written during the 2007 profit pool year ultimately develops to a value lower than 95%.

(11)	For the reasons stated in footnote (6), no maximum LTIP award is determinable; Mr. Sennott would receive $37,500 for each percentage point by which the actual combined ratio on the business written during the 2007 profit pool year ultimately develops to a value lower than 95%.

(12)	Grant date fair value for restricted stock awards was $25.30 per share, the mean of the NYSE high trade value and the low trade value for the Common Stock on the date of grant. Grant date fair value for option awards was estimated using the Black-Scholes option pricing model, with an expected term of 6.25 years, a volatility factor or 30.4% and a risk-free rate equal to 4.72%. There was no dividend payout factored into the calculation, as the Company does not currently anticipate paying dividends on its common stock.

Material Terms of Named Executive Officers’ Employment Agreements

Stephen J. Sills

In connection with our formation in 2003, we entered into an employment agreement with Stephen J. Sills providing for his employment as our President and Chief Executive Officer and as a member of our board of directors. This employment agreement was amended and restated in November 2005 and, by its terms expires on May 19, 2009, the third anniversary of the initial public offering date. At that date, it will automatically renew for successive one-year renewal terms unless either Mr. Sills or the Company provides notice of non-renewal six months prior to an expiration date. The description of Mr. Sills’ employment agreement that follows relates to his employment agreement as amended and restated.

Under the Agreement, Mr. Sills received a grant of 660,000 shares of our restricted stock and is entitled to a base salary that is subject to review prior to January 1 of each year for possible increase by the Compensation Committee. For calendar year 2007, Mr. Sills’ base salary was $504,030. Also, he was eligible to receive an annual bonus with a target of 50% of his base salary, dependent on the Compensation Committee’s assessment of the achievement of objectives by the Company and by Mr. Sills. At its February 2008 meeting, the Compensation Committee approved a cash bonus in the amount of $325,000 for Mr. Sills with respect to performance during 2007, together with equity-based compensation with an aggregate value of $352,800. Mr. Sills is also entitled to receive a 40% interest in the profit pool established under the LTIP for each full Profit Pool Year for which he serves as our President and Chief Executive Officer. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. The Agreement requires Mr. Sills to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of his employment.

Mark I. Rosen

In May 2004, we entered into an employment agreement with Mark I. Rosen providing for his employment as our Senior Vice President, chief legal officer and head of claims. This employment agreement was amended and restated in November 2005.

The term of Mr. Rosen’s employment agreement was initially set to expire on July 28, 2007, thereupon to automatically renew for successive one-year terms unless either the Company or Mr. Rosen provided notice of non-renewal at least ninety days prior to an expiration date. Neither party non-renewed prior to April 28, 2007, and the term of the agreement was automatically extended until July 28,2008. Under the Agreement, Mr. Rosen received an original grant of 82,500 shares of our restricted stock and is entitled to a base salary that is subject to review prior to January 1 of each year for possible increase by the Compensation Committee. For calendar year 2007, Mr. Rosen’s base salary was $336,014, and Mr. Rosen was eligible to receive an annual bonus with a target of not less than 50% of his base salary, depending on the Compensation Committee’s assessment of the achievement of performance objectives by the Company and by Mr. Rosen.

At its February 2008 meeting, the Compensation Committee approved a cash bonus in the amount of $235,200 for Mr. Rosen with respect to performance during 2007, together with equity-based compensation with an aggregate value equal to $201,608. In addition, in February 2007 Mr. Rosen had received equity-based compensation equal to $313,116, which included a one-time restricted stock and stock option award under the 2006 Plan of $150,000 as an incentive for Mr. Rosen to defer exercise of his retirement rights under his Agreement. The vesting for the one-time supplemental award was on an accelerated basis (50% on February 23, 2009, 25% in 2010 and 25% in 2011).

Mr. Rosen is also entitled to receive a 15% interest in the profit pool established under the LTIP for each full Profit Pool Year for which he serves as our Senior Vice President. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. The agreement requires Mr. Rosen to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of his employment.

Common Provisions Affecting Mr. Sills and Mr. Rosen

Termination and Severance:  If Mr. Sills or Mr. Rosen are terminated without “cause” or if either terminates his employment for “good reason” (each as defined in his Agreement), he would be entitled to base salary continuation for twelve months following the date of termination, as well as payment of his target annual bonus for the year in which the date of termination occurs and a subsidy for COBRA premiums under our group medical plans for twelve months following the date of termination. In addition, all LTIP interests held by Mr. Sills or Mr. Rosen, and all shares of restricted stock previously awarded to either officer, would fully and immediately vest. If, on the other hand, either were terminated for cause or if he were to resign without good reason, he would be entitled to continued payment of his base salary only through the date of termination. He would not be entitled to any payment of annual bonus in respect to the year in which the date of termination occurs and would forfeit all LTIP interests held by him, whether vested or unvested, and all of his unvested shares of restricted stock.

Upon a “change of control event,” all LTIP interests held by Mr. Sills and Mr. Rosen and all shares of restricted stock previously awarded them, would fully and immediately vest. In the event of a change of control, each would have the right to terminate his employment agreement and, upon such termination would be entitled to continued payment of his base salary through the date of termination and a prorated portion of his target annual bonus in respect of the year in which the date of termination occurs. Pursuant to Mr. Sills’ and Mr. Rosen’s employment agreements, a “change of control event” is defined as (x) the occurrence of any person or group, other than Alleghany or an affiliate of Alleghany, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Company, or (y) a sale of more than 50% of the total gross fair market value of the assets of the Company to any person or group other than Alleghany or an affiliate of Alleghany. To the extent that the severance payments and benefits payable under the agreement or the LTIP or restricted stock that vest by reason of the “change of control event” would cause such officer to be liable for the 20% excise tax imposed by Section 4999 of the Internal Revenue Code on “parachute payments,” he would be entitled to an additional “gross up” payment so that he would receive the same amount after tax that he would have received had none of these payments or amounts been subject to the 20% excise tax applicable to “parachute payments.”

Outstanding Equity Awards at 2007 Fiscal Year-End

		Stock Awards				Market
		Number of			Number of	Value of
	Number of	Securities			Shares or	Shares or
	Securities	Underlying			Units of	Units of
	Underlying	Unexercised	Option		Stock That	Stock That
	Unexercised	Options (#)	Exercise	Option	Have Not	Have Not
	Options (#)	Unexercisable	Prices	Expiration	Vested (#)	Vested ($)
Name	Exercisable	(1)	($)	Date	(2)	(3)

Stephen J. Sills	14,447	43,340	16.00	May 19, 2016
		14,365	25.30	February 23, 2017	5,803	140,259
David J. Newman	2,708	8,125	16.00	May 19, 2016
		5,869	25.30	February 23, 2017	2,371	57,307
Paul F. Romano	1,807	5,421	16.00	May 19, 2016
		6,299	25.30	February 23, 2017	43,794	1,058,501
Mark I. Rosen	5,421	16,262	16.00	May 19, 2016
		15,319	25.30	February 23, 2017	6,188	149,564
John L. Sennott, Jr.	3,639	10,918	16.00	May 19, 2016
		6,299	25.30	February 23, 2017	2,544	61,488

(1)	The remaining $16.00 options vest in three equal increments on May 19, 2008, 2009 and 2010. All $25.30 options vest in four equal increments on February 23, 2008, 2009, 2010 and 2011.

(2)	Except for Mr. Rosen, one half of the restricted shares shown in this column vest on February 23, 2010 and the remaining half vests on February 23, 2011. Mr. Rosen’s restricted shares vest as follows: for 3,224 restricted shares, in four equal increments on February 23, 2008, 2009, 2010 and 2011; for the remaining 2,964 restricted shares, one-half on February 23, 2009 and the remainder in two equal increments on February 23, 2010 and 2011.

(3)	Based upon the December 31, 2007 closing price for Common Stock on the NYSE, of $24.17 per share.

Stock Vested in 2007

	Stock Awards
	Number of Shares Acquired
	on Vesting	Value Realized on Vesting
Name	(#)(1)	($)(2)

Stephen Sills	330,000	7,111,500
David J. Newman	61,875	1,345,781
Paul F. Romano	61,875	1,345,781
Mark I. Rosen	41,250	897,188
John L. Sennott, Jr	82,500	1,794,375

(1)	Amounts include shares acquired and value realized for restricted stock awards made in July 2003, which vested 50% on July 28, 2007 for all of the NEOs.

(2)	The value realized is based on $21.75 per share, the closing price of the Common Stock on the NYSE on July 27, 2007, the last trading date prior to vesting.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Darwin’s By-laws require that Darwin be furnished with timely written notice with respect to

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board of Directors, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board of Directors, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Darwin generally not less than 90 days prior to the anniversary of the preceding year’s annual meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of Darwin at the Company’s principal executive offices.

In accordance with Rule 14a-8 of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at Darwin’s 2009 Annual Meeting of Stockholders must be received by the Secretary of Darwin by December 6, 2008 in order for the proposal to be considered for inclusion in Darwin’s notice of meeting, proxy statement and proxy relating to the 2009 Annual Meeting of Stockholders, scheduled for Friday, May 1, 2009.

ADDITIONAL INFORMATION

At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the 2008 Annual Meeting of Stockholders and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2008 Annual Meeting of Stockholders.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company.

By order of the Board of Directors

Senior Vice President, General Counsel and Secretary

April 7, 2008

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — DARWIN PROFESSIONAL UNDERWRITERS, INC.

PROXY FOR ANNUAL MEETING ON MAY 2, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Stephen J. Sills, John L. Sennott, Jr. and Mark I. Rosen proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Darwin Professional Underwriters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Darwin Professional Underwriters, Inc. to be held at the Farmington Marriott Hotel at 15 Farm Springs Road, Farmington, CT 06032, on Friday, May 2, 2008 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEM 2.
IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 2, 2008: The Proxy Statement and Annual Report to Stockholders are available at the Investor Relations page at http://investor.darwinpro.com.

Darwin Professional Underwriters, Inc.

000004		000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - R. Bruce Albro	☐	☐	02 - Phillip N. Ben-Zvi	☐	☐	03 - Christopher K. Dalrymple	☐	☐

	04 - Weston M. Hicks	☐	☐	05 - William C. Popik, M.D.	☐	☐	06 - George M. Reider, Jr.	☐	☐

	07 - John L. Sennott, Jr.	☐	☐	08 - Stephen J. Sills	☐	☐	09 - Irving B. Yoskowitz	☐	☐

		For	Against	Abstain

2.	Ratification of KPMG LLP as Darwin’s independent registered public accounting firm for the year 2008.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+
<STOCK#>        00UTLD